Exhibit 99.1

Web.com Re-prices First Lien Debt and Upsizes Facility to Reduce Second Lien Term Loan

Now expects annual interest savings of approximately $11 million

JACKSONVILLE, FL – November 19, 2012 – Web.com Group, Inc. (Nasdaq: WWWW) (the “Company”), a leading provider of internet services and online marketing solutions for small businesses, today announced that due to increased participation in its current debt re-pricing, the Company has chosen to upsize its First Lien Credit Facility at an improved interest rate, and plans to use the proceeds to significantly pay down its more expensive Second Lien Term Loan.

Subject to fulfillment of customary closing conditions, the Company expects to enter into a revised First Lien Credit Facility, which will include a First Lien Term Loan of $629.5 million at an interest rate of LIBOR plus 4.25%, with a LIBOR floor of 1.25%, as well as a Revolving Credit Facility of $60 million at an interest rate of LIBOR plus 3.75% with no LIBOR floor. Other terms and conditions of the First Lien Term Loan remain substantially the same.

Using the proceeds from the revised First Lien Term Loan, the Company expects to reduce its Second Lien Term Loan, which had a balance of $120 million outstanding on September 30, 2012, by $60 million at closing. The new First Lien Credit Facility is expected to close on Tuesday, November 20, 2012.

On October 27, 2011, the Company entered into the original First Lien Credit Facility, which provided for a six-year, $600 million First Lien Term Loan at an interest rate of LIBOR plus 5.5% with a 1.5% LIBOR floor and a five-year, Revolving Credit Facility of $50 million at an interest rate of LIBOR plus 5.5% with no LIBOR floor, in connection with the acquisition of Network Solutions LLC. At the same time, the Company also entered into a seven-year, Second Lien Term Loan of $150 million. The Second Lien Term Loan carries an interest rate of 9.5% with a 1.5% LIBOR floor and has a 3% prepayment penalty.

Since closing the Network Solutions’ acquisition last October, the Company has reduced its debt balance by $60.5 million, leaving a debt balance at September 30, 2012 of $710.5 million with an effective interest rate of 7.6%. Upon closing of the new First Lien Credit Facility, the Company’s debt balance will remain at $710.5 million, but the effective interest rate will have been reduced to 5.9% at the present time.

“We achieved our goal of obtaining a more attractive interest rate for our First Lien Credit Facility, which represents the largest portion of our debt. We are also very pleased that strong demand to participate in our re-pricing of our First Lien Credit Facility will enable us to upsize the transaction and provide funds to reduce our more expensive Second Lien Credit Facility, which further improves our cash flow generation,” noted David Brown, chairman and chief executive officer of Web.com. “By reducing the First Lien Credit Facility’s interest rates and reducing the balance of our higher cost, Second Lien Term Loan by 50%, we will save approximately $11 million in first-year interest expense as a result of this transaction.”

Web.com expects cash interest savings to be approximately $1 million in the fourth quarter of 2012, and the Company may reinvest up to half of the savings in sales and marketing initiatives during this period. The Company also expects to incur more than $10 million in one-time costs, which will be excluded from non-GAAP results, related to the re-pricing of the First Lien Term Loan and prepaying approximately one-half of the outstanding Second Lien Term Loan during the fourth quarter.

Beginning in 2013, as previously stated, management plans to reinvest a majority of the interest savings in sales and marketing activities which is expected to accelerate its revenue growth, while also delivering strong profitability margins that have recently been at record levels for the Company. The Company will provide more details around its growth plans and overall 2013 financial outlook in conjunction with the Web.com 4th quarter and Fiscal 2012 Financial Results news release and conference call, which is expected to be held in February 2013.

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc., Goldman Sachs Lending Partners, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, acted as joint lead arrangers and joint book runners.

About Web.com

Web.com Group, Inc. (Nasdaq: WWWW) is a leading provider of online marketing for small businesses. Web.com meets the needs of small businesses anywhere along their lifecycle by offering a full range of online services and support, including domain name registration services, website design, logo design, search engine optimization, search engine marketing and local sales leads, email marketing, general contractor leads, franchise and homeowner association websites, shopping cart software, eCommerce website design and call center services. For more information on the company, please visit http://www.web.com.

Forward-Looking Statements

This press release includes certain "forward-looking statements" including, without limitation, statements regarding the terms for the first lien term loan, expected savings from the reduction of the Second Lien Term Loan and expected size of the future reinvestment in sales and marketing activities are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts.  These statements are sometimes identified by words such as “expects”, “plans”, “will” or words of similar meaning. As a result of the ultimate outcome of such risks and uncertainties, Web.com’s actual results could differ materially from those anticipated in these forward-looking statements.  These statements are based on Web.com’s current beliefs or expectations.  Other risk factors are set forth under the caption, "Risk Factors," in Web.com’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, as filed with the Securities and Exchange Commission, which is available on a website maintained by the Securities and Exchange Commission at www.sec.gov.  Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

Contact:

Susan Datz Edelman

Web.com (Nasdaq: WWWW)

Director, Investor Relations and Corporate Communications

(904) 680-6909

sedelman@web.com

ICR for Web.com

Brian Denyeau

646-277-1251

Brian.denyeau@icrinc.com

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